AUTOMATIC DATA PROCESSING, INC.

AMENDED AND RESTATED

EXECUTIVE INCENTIVE COMPENSATION PLAN

I.	Purpose

The purpose of the Automatic Data Processing, Inc. Executive Incentive Compensation Plan (the “Plan”) is to establish an incentive compensation program for certain executive employees of Automatic Data Processing, Inc. (the “Company”) and its subsidiaries and divisions who have significant responsibility for the success and growth of the Company and to assist in attracting, motivating and retaining key employees on a competitive basis. The Plan permits the Company to grant annual incentives and performance-based restricted stock awards (respectively “Bonus Awards” and “Performance-Based Restricted Stock Awards”) to certain executive employees who make substantial contributions to the Company and/or its subsidiaries and divisions, as determined by the Committee (as defined below).

The Plan was originally adopted on August 13, 2001. The Plan is hereby amended and restated in its entirety effective August 10, 2006 in connection with its submission to shareholders for reapproval.

II.	Definitions

“Award” means a Bonus Award or a Performance-Based Restricted Stock Award.

“Board” means the Board of Directors of the Company or the Executive Committee thereof.

“Bonus Award” has the meaning ascribed to it in Section I.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a committee selected by the Board to administer the Plan and composed of not less than two directors, each of whom is a “non-employee director” (within the meaning of Rule 16b-3 of the Securities and Exchange Commission under the Exchange Act if and as such Rule is in effect) and an “outside director” (within the meaning of Section 162(m) of the Code).

“Common Stock” means the common stock of the Company, par value $.10 per share.

“Company” has the meaning ascribed to it in Section I.

“Designated Beneficiary” has the meaning ascribed to it in Section XII.

“Effective Date” shall mean July 1, 2001, subject to approval by the Company’s shareholders in a manner which complies with the shareholder approval requirements of Section 162(m) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Participant” has the meaning ascribed to it in Section III.

“Performance-Based Restricted Stock Award” has the meaning ascribed to it in Section I.

“Performance Criteria” has the meaning ascribed to it in Section V.A.2.

“Performance Period” means the period during which performance is measured to determine the level of attainment or vesting of an Award.

“Plan” has the meaning ascribed to it in Section I.

“Restricted Shares” means shares of restricted Common Stock granted to a Participant in accordance with Section VII.

“Restricted Stock Vesting Percentage” means the percentage of a Participant’s Target Restricted Stock Award which vests based upon the level of attainment of Performance Criteria.

“Target Restricted Stock Award” means number of Restricted Shares granted under the Plan to a Participant at the beginning of a Performance Period in the form of a Performance-Based Restricted Stock Award.

III.	Eligibility

Any executive employee of the Company or any of its subsidiaries or divisions is eligible to be selected to participate in the Plan. The Committee shall select in its sole discretion those persons from among such employees who shall participate in the Plan in respect of any Performance Period (“Participants”). No person shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.

IV.	Administration

A.    The Committee, in its sole discretion, will determine eligibility for participation, establish the maximum Award which may be earned by each Participant, establish Performance Criteria for each Participant, calculate and determine each Participant’s level of attainment of such Performance Criteria, and calculate the Bonus Award and Restricted Stock Vesting Percentage for each Participant based upon such level of attainment. In addition to the authority otherwise prescribed in the Plan, the Committee shall have the authority in its sole discretion to prescribe such limitations, restrictions, and conditions upon, provisions for vesting and acceleration of, provisions prescribing the nature and amount of legal consideration to be received upon the grant of a Performance-Based Restricted Stock Award and all other terms and conditions of any Award as the Committee deems appropriate, provided that none of the foregoing conflicts with any of the express terms or limitations of the Plan.

B.    Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as further described in Section XV. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices. All actions taken and all interpretations and determinations made by the Committee (and by the Company’s executive officers in furtherance of such interpretations and determinations) shall be binding upon all affected persons.

C.    All expenses and liabilities incurred by members of the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, or other persons to assist it in the discharge of its duties hereunder. The Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons.

D.    Notwithstanding the foregoing or any other provision of the Plan, the Board may at any time or from time to time resolve to administer the Plan and in such case, references herein to the Committee shall mean the Board when so acting.

V.	Performance Criteria and Section 162(m)

A.    Awards granted under the Plan are intended to qualify for the exception to Section 162(m) of the Code applicable to “performance-based compensation,” and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

1.

No Bonus Award may be paid or Performance-Based Restricted Stock Award vest unless and until the shareholders of the Company have approved the Plan in a manner which complies with the shareholder approval requirements of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

2.

The performance goals to which the payment or vesting, as applicable, of an Award is subject must be based solely on objective performance criteria established by the Committee in accordance with this Section V (“Performance Criteria”). Such Performance Criteria must be established by the Committee within the time limits required in order for the Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

3.	No Award may be paid or vested, as applicable, until the Committee has certified the level of attainment of the applicable Performance Criteria.

B.    Performance Criteria shall be measured in terms of one or more of the following objectives, described as they relate to Company-wide objectives or of a subsidiary, division, department or function of the Company:

(i)	Earnings per share;
(ii)	Stock price;
(iii)	Shareholder return;
(iv)	Return on investment;
(v)	Return on capital;
(vi)	Earnings before interest, taxes, depreciation and amortization;
(vii)	Gross or net profits;
(viii)	Gross or net revenues;
(ix)	Net earnings or net income (before or after taxes);
(x)	Net operating profit (before or after taxes);
(xi)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales);
(xii)	Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);
(xiii)	Gross or operating margins;
(xiv)	Productivity ratios;
(xv)	Expense targets;
(xvi)	Margins;
(xvii)	Operating efficiency;
(xviii)	Objective measures of customer satisfaction;
(xix)	Working capital targets;
(xx)	Measures of economic value added;
(xxi)	Sales;
(xxii)	Enterprise value;
(xxiii)	Client retention;
(xxiv)	Competitive market metrics;

(xxv)	Employee retention;
(xxvi)	Timely completion of new product rollouts; or
(xxvii)	Any combination of the foregoing.

In computing any of the foregoing, unless determined otherwise by the Committee in respect of any particular Performance Criteria no later than the time that such Performance Criteria is established, there shall be excluded, to the extent applicable, the following:

(i)

all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board, as amended, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”

(ii)	all items of gain, loss or expense related to restructuring charges of subsidiaries whose operations are not included in operating income for the Performance Period;
(iii)

all items of gain, loss or expense related to discontinued operations that do not qualify as a segment of a business as defined under Statements of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and

(iv)	any profit or loss attributable to the business operations of any entity acquired by either the Company or any consolidated subsidiary during the Performance Period.

C.    As to each Award, the Committee shall specify the Performance Criteria to be achieved, a minimum acceptable level of achievement below which no payment or vesting will occur, and a formula for determining the amount of any payment or vesting to occur if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Performance Criteria.

D.    If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria to be unsuitable, the Committee may modify such Performance Criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause an Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code. In addition, at the time Performance Criteria are established as to an Award, the Committee is authorized to determine the manner in which the Performance Criteria related thereto will be calculated or measured to take into account certain factors over which the Participant has no control or limited control including changes in industry margins, general economic conditions, interest rate movements and changes in accounting principles.

VI.	Bonus Awards

A.    The Committee, based upon information to be supplied by management of the Company and, where determined as necessary by the Board, the ratification of the Board, will establish for each Performance Period a target Bonus Award (and, if the Committee deems appropriate, a threshold Award) and Performance Criteria for each Participant selected by the Committee to receive a Bonus Award and communicate such Award levels and Performance Criteria to such Participant prior to or during the Performance Period for which such Bonus Award may be made. Bonus Awards will be earned by Participants based upon the level of attainment of the applicable Performance Criteria during the applicable Performance Period; provided that the Committee may reduce the amount of any Bonus Award in its sole and absolute discretion. As soon as practicable after the end of the applicable Performance Period, the Committee shall determine and certify the level of attainment of the Performance Criteria for each applicable Participant and the Bonus Award to be made to each applicable Participant.

B.    Bonus Awards earned during any Performance Period shall be paid as soon as practicable following the end of such Performance Period, unless payment is deferred at the election of a Participant pursuant to a deferred compensation arrangement maintained by the Company. Payment of Bonus Awards shall be made in the form of cash. Bonus Awards earned but not yet paid will not accrue interest.

C.    Notwithstanding the above, unless determined otherwise by the Committee, a Participant shall not be eligible to receive payment of his or her Bonus Award earned during a Performance Period unless the Participant is employed on the day such Bonus Award otherwise would be paid; provided that in the event of a Participant’s death prior to the payment of a Bonus Award which has been earned, such payment shall be made to the Participant’s Designated Beneficiary.

D.    Notwithstanding anything in the Plan to the contrary, the maximum amount of any single Bonus Award for any single Performance Period shall be $5,000,000.

VII.	Performance-Based Restricted Stock Awards

A.    Subject to adjustment pursuant to Section VII.D, the number of shares of Common Stock that may be the subject of Performance-Based Restricted Stock Awards under this Plan is 3,500,000. Such shares may be treasury shares or shares of original issue or a combination of the foregoing. In the event that any Performance-Based Restricted Stock Award under the Plan expires, terminates or is canceled for any reason whatsoever without the Participant having received any benefit therefrom, the shares of Common Stock covered by such Performance-Based Restricted Stock Award shall again become available for future Performance-Based Restricted Stock Awards under the Plan. For purposes of the foregoing sentence, a Participant shall not be deemed to have received any “benefit” in the case of forfeited Restricted Shares by reason of having enjoyed voting rights and dividend rights prior to the date of forfeiture.

B.    Each Performance-Based Restricted Stock Award shall be comprised of that number of actual shares of restricted Common Stock equal to the Participant’s Target Restricted Stock Award and subject to the terms and conditions of this Plan. For each Participant granted a Performance-Based Restricted Stock Award, the Committee shall establish (i) the Performance Period, (ii) the Target Restricted Stock Award, (iii) the level of Performance Criteria used to determine the Restricted Stock Vesting Percentage and (iv) the level of the Restricted Stock Vesting Percentage determined by the attainment of the Performance Criteria. Each of these items, as well as any other terms and conditions of a Participant’s Performance-Based Restricted Stock Award, shall be described in detail in an agreement delivered to the Participant. Each Performance-Based Restricted Stock Award shall vest based upon the level of attainment of the applicable Performance Criteria during the Performance Period and the resulting Restricted Stock Vesting Percentage, as well as, if determined by the Committee, upon the continued employment of the Participant (subject to the terms and conditions of the Participant’s Award agreement). As soon as practicable after the end of each applicable Performance Period, the Committee shall determine the level of attainment of the Performance Criteria for each Participant, the associated Restricted Stock Vesting Percentage and the number of Restricted Shares, if any, as to which the restrictions thereon shall lapse at the end of the Performance Period if any other vesting conditions contained in the Participant’s Award agreement are satisfied.

The Committee may, in its discretion, require that Performance Criteria be attained as a condition of the grant of a Performance-Based Restricted Stock Award to a Participant. Such a Performance-Based Restricted Stock Award shall be subject to additional vesting conditions upon grant, which may include continued service and which need not include the attainment of additional Performance Criteria.

C.    If determined by the Committee and set forth in an Award agreement, a Participant shall be entitled to payment of dividends on the Restricted Shares comprising his Performance-Based Restricted Stock Award, whether or not such Restricted Shares have vested.

D.    If from time to time during the term of the Plan there is any share split, spin off, share dividend, share distribution or other reclassification of the Common Stock, any and all new, substituted or additional securities to which a Participant is entitled by reason of his ownership of Restricted Shares shall be immediately subject to the terms of the Plan. If the Common Stock is converted into or exchanged for, or shareholders of the Company receive by reason of any distribution in total or partial liquidation, securities of another corporation, or other property (including cash), pursuant to any merger of the Company or acquisition of its assets, then the rights of the Company under the Plan shall inure to the benefit of the Company’s successor and the Plan shall apply to the securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the Restricted Shares. In the case of any such event, the Committee may, if and to the extent it deems appropriate, adjust the number and kind of shares which may be subject to Performance-Based Restricted Stock Awards as set forth in Section VII.A. and the maximum number of Restricted Shares that may be to any Participant in a single fiscal year set forth in Section VII.E. 2(iv).

E.    Performance-Based Restricted Stock Awards shall be granted only pursuant to an Award agreement, which shall be executed by the Participant and a duly authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with the Plan, including the following

1.	Price. The purchase price of Restricted Shares shall be determined by the Committee, in its sole discretion, and may be zero.
2.	Restrictions and Conditions
(i)

The Performance-Based Restricted Stock Awards shall be subject to Performance Criteria as a condition for the vesting of the Restricted Shares, as provided in the Award agreement. Prior to vesting, no Restricted Share may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant. Any Restricted Share as to which the applicable Performance Period has lapsed without becoming vested shall be forfeited and returned to the Company and treated in accordance with the third sentence of Section VII.A.

(ii)

Except as provided in clause (i), the Participant shall have, with respect to the Restricted Shares, all of the rights of a shareholder of the Company, including the right to vote the shares of Common Stock and to receive any cash dividends.

(iii)

The Committee may, in its sole discretion, provide that Restricted Shares be held in escrow or trust pending delivery to the Participant upon vesting or delivery to the Company upon forfeiture. The escrow agent may be the Company, at the discretion of the Committee.

(iv)	Subject to adjustment pursuant to Section VII.D, the maximum number of Restricted Shares that may be granted to any Participant in a single fiscal year of the Company shall be 200,000.

F.     A Participant may make an election pursuant to Section 83(b) of the Code in respect of his or her Restricted Shares and, if he or she does so, he or she shall timely notify the Company of such election and send the Company a copy thereof. The Participant shall be solely responsible for properly and timely completing and filing any such election.

G.    Each certificate representing Restricted Shares shall bear an appropriate legend, as determined by the Company, until the lapse of all restrictions with respect to such Restricted Shares.

H.    The obligation of the Company to grant or sell Restricted Shares, and to honor the vesting conditions thereof, shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Performance-Based Restricted Stock Award to the contrary, the Company shall be under no obligation to grant or to sell and shall be prohibited from granting or selling any Restricted Shares unless such Restricted Shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be granted or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Restricted Shares. If the Restricted Shares are granted or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such Restricted Shares and may legend the certificates representing such Restricted Shares in such manner as it deems advisable to ensure the availability of any such exemption.

VIII.	Reorganization or Discontinuance

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

IX.	Non-Alienation of Benefits

A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

X.	No Claim or Right to Plan Participation

No employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

XI.	Taxes

The Company shall deduct from all amounts paid under the Plan all federal, state, local and other payroll taxes and income tax withholding required by law to be withheld with respect to such payments.

XII.	Designation and Change of Beneficiary

Each Participant may indicate upon notice to him or her by the Committee of his or her right to receive an Award a designation of one or more persons who shall be entitled to receive the amount, if any, payable under the Plan upon the death of the Participant (“Designated Beneficiary”). Such designation shall be in writing to the Committee. A Participant may, from time to time, revoke or change his or her Designated Beneficiary without the consent of any prior Designated Beneficiary by filing a written designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no Designated Beneficiary of a Participant is living at the time of the Participant’s death, or if the Participant has not designated a Designated Beneficiary, then the Participant’s Designated Beneficiary shall be his or her estate.

XIII.	Payments to Persons Other Than the Participant

If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of incapacity, illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefor.

XIV.	No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

XV.	Termination or Amendment

The Committee may amend, suspend or terminate the Plan at any time; provided that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.

XVI.	Unfunded Plan

Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Designated Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

XVII.	Governing Law

The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

XVIII.	Severability

If any provision of the Plan or any award made hereunder is, becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

XIX.	Headings

Headings are used herein solely as a convenience to facilitate reference and shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

XX.	Expiration Date

No award shall be made under the Plan after the tenth anniversary of the Effective Date; provided, however, that the Plan shall be resubmitted to the Company’s shareholders as necessary to ensure that Awards continue to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. As of the Effective Date, pursuant to Treasury Regulation §1.167-27(e)(4)(vi), the proviso to the preceding sentence requires the Plan to be resubmitted to the Company’s shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the Plan. Effective August 10, 2006, the Plan is hereby amended and restated in its entirety, and shall be resubmitted to the Company’s shareholders at the shareholder meeting occurring on November 14, 2006, or any adjournments or postponements thereof. Thereafter, the Plan shall be resubmitted to the Company’s shareholders as described in the first two sentences of this Section XX.

As amended and restated by the Company pursuant to action

of the Board of Directors at a meeting

held on August 10, 2006.

By: /s/ James B. Benson

Corporate Secretary